Exhibit 32

STATEMENT PURSUANT TO 18 U.S.C. § 1350

Pursuant to 18 U.S.C. § 1350, each of the undersigned certifies that this Quarterly Report on Form 10-Q for the period ended June 30, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Westmoreland Coal Company.

Date: November 3, 2006	/s/ Christopher K. Seglem
Christopher K. Seglem
Chief Executive Officer

Date: November 3, 2006	/s/ David J. Blair
David J. Blair
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Westmoreland Coal Company and will be retained by Westmoreland Coal Company and furnished to the Securities and Exchange Commission or its staff upon request.